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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2001

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034 (Commission File Number)	41-0448030 (IRS Employer Identification No.)
800 Nicollet Mall, Mpls, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant's telephone number, including area code 612-330-5500

Northern States Power Company
(Former name or former address, if changed since last report)

Item 5.  Other Events

    For the past 37 years, Xcel Energy Inc.'s wholly owned subsidiary, Cheyenne Light, Fuel and Power Co. (Cheyenne), has purchased all of its energy requirements from PacifiCorp. Cheyenne's full-requirements power purchase agreement with PacifiCorp expired in December 2000. During 2000, Cheyenne issued a request for proposal and conducted negotiations with PacifiCorp and other interested wholesale power suppliers. In the fourth quarter of 2000, as contract details for a new agreement were being finalized, supply conditions and market prices in the western United States dramatically changed. Cheyenne was unable to execute an agreement with PacifiCorp for the prices and terms Cheyenne had been negotiating. Additionally, PacifiCorp failed to provide the FERC and Cheyenne 60 days notice to terminate service, as required by the Federal Power Act. Cheyenne filed a complaint with the FERC, requesting that PacifiCorp continue providing service under the existing tariff through the 60-day notice period. On Feb. 7, 2001, the FERC issued an order requiring PacifiCorp to provide service under the terms of the old contract through Feb. 24, 2001.

    Cheyenne has begun implementing the changes required to transition from a full requirements customer to an operating utility as the best means of providing energy supply. On February 22, 2001, Public Service of Colorado (PSCo), another wholly owned subsidiary of Xcel Energy, filed an agreement with the FERC to provide a portion of Cheyenne's service. Cheyenne has also entered into agreements with other producers to meet both short term and long term energy supply needs and continues to negotiate with suppliers to meet its load requirements for the summer of 2001.

    Total purchased power costs are projected to increase approximately $80 million in 2001 with costs anticipated to fall each year thereafter. Purchased power and gas costs are recoverable in Wyoming. Cheyenne is required to file applications with the Wyoming Public Service Commission (WPSC) for approval of adjustment mechanisms in advance of the proposed effective date. Cheyenne expects to make its request for an electric cost adjustment increase in March 2001. The filing is expected to mitigate customer impacts through a pricing plan that would defer certain first year costs. In addition, Cheyenne expects to make other filings to create new options for customers to move load to off-peak hours and to provide additional conservation opportunities. While the precise outcome of this matter cannot be predicted, management believes that it will not have a material adverse effect on its results of operations or financial conditions.

    This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy's nonregulated businesses compared with Xcel Energy's regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.04 to Xcel Energy's report on Form 8-K filed Aug. 21, 2000.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL ENERGY INC. (a Minnesota Corporation)
By	/s/ EDWARD J. MCINTYRE Edward J. McIntyre Vice President and Chief Financial Officer

February 23, 2001

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SIGNATURES